Exhibit 99.1

Transcept Pharmaceuticals, Inc. Completes Merger with Novacea, Inc.

Commences Trading on NASDAQ under New Ticker “TSPT”

South San Francisco, California and Pt. Richmond, California, February 2, 2009 — Transcept Pharmaceuticals, Inc. (NASDAQ: TSPT) today announced the completion of its merger with Novacea, Inc. Upon the closing of the merger transaction, Novacea changed its name to “Transcept Pharmaceuticals, Inc.” and its NASDAQ ticker symbol to “TSPT.” Transcept is expected to begin trading today on the Nasdaq Global Market under the new symbol. The merger creates a late-stage, publicly traded specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the fields of psychiatry and sleep medicine.

Glenn A. Oclassen, President and Chief Executive Officer of Transcept, stated, “The combined company resources that result from this merger are expected to enable us to carry out our plans to successfully commercialize our lead product candidate, Intermezzo®, which, if approved, is positioned to be the first commercially available sleep aid specifically for use in the middle of the night when patients awaken and have difficulty returning to sleep. The Intermezzo® New Drug Application was filed with the FDA on September 30, 2008 and the Agency has provided a July 30, 2009 PDUFA date.”

At the special meeting of Novacea stockholders held on January 27, 2009, shareholders approved all of the merger-related proposals, including: (i) the issuance of shares of Novacea common stock and resulting change in control of Novacea such that Transcept stockholders own approximately 60% of Novacea common stock on a fully-diluted basis, (ii) effecting a one-for-five reverse stock split of Novacea common stock, and (iii) changing the name “Novacea, Inc.” to “Transcept Pharmaceuticals, Inc.” After the merger and reverse stock split, the total number of shares outstanding will be approximately 13.1 million shares.

For the year ended December 31, 2008, Transcept currently estimates a net loss between $19 and $22 million. Transcept also estimates that the pro forma combined cash, cash equivalents and marketable securities of Transcept and Novacea at December 31, 2008 were approximately $96 million. Shortly after the close, Transcept expects to pay off its outstanding obligations to Hercules Technology Growth Capital in the approximate amount of $2.8 million, and to also pay financial advisory fees of approximately $2.5 million.

Transcept plans to begin the practice of quarterly conference calls when it reports year-end 2008 financial results. In addition, Glenn A. Oclassen, President & Chief Executive Officer, is scheduled to present during the BIO CEO Conference in New York City on Monday, February 9, 2009 at 9:30 AM Eastern Time.

Management and Organization

The newly merged company is led by Glenn A. Oclassen, President and Chief Executive Officer, and the current Transcept management team. G. Kirk Raab is Chairman of the new Transcept ten-member board of directors, which includes three former Novacea directors, Camille Samuels, Fred Ruegsegger, and John Walker. In addition, Jake Nunn will join the board as a new director. Other board members are Mr. Oclassen, Chris Ehrlich, Thomas Kiley, Kathleen LaPorte, and Daniel K. Turner III.

About Transcept Pharmaceuticals

Transcept Pharmaceuticals is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the fields of psychiatry and sleep medicine. The lead Transcept product candidate, Intermezzo®, is a sublingual low dose formulation of zolpidem that has been developed for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. Intermezzo® Phase 3 clinical trials have been completed and, on September 30, 2008, Transcept submitted a New Drug Application (NDA) for Intermezzo® to the U.S. Food and Drug Administration (FDA) which was accepted for filing on December 15, 2008. The FDA has assigned a PDUFA date of July 30, 2009 to the Intermezzo® NDA.

For further information, please visit the company’s website at: www.transcept.com.

Safe Harbor

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing of potential U.S. Food and Drug Administration (FDA) approval of Intermezzo®; and the expected timing of commercialization and launch of Intermezzo®; the estimated net loss of Transcept at December 31, 2008; the pro forma cash, cash equivalents and marketable securities balance of the combined entity as of December 31, 2008; the ability of Transcept to commercialize Intermezzo® utilizing the resources of the combined company; expected payments to lenders; expected merger transaction costs; future presentations of management, including planned quarterly conference calls; and the expected benefits of Transcept product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to positive results in clinical trials may not be sufficient to obtain FDA approval; physician or patient reluctance to use Intermezzo®, if approved; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, or unexpected expenses incurred in connection with, obtaining regulatory approval, market acceptance and commercialization of Intermezzo®.

Intermezzo® is a registered trademark of Transcept Pharmaceuticals, Inc.

Contacts:

Transcept Pharmaceuticals, Inc.

Michael Gill

Director of Communications

(510) 215-3575

mgill@transcept.com

The Ruth Group (on behalf of Transcept)

Investors

Stephanie Carrington / Sara Ephraim

(646) 536-7017 / 7002

scarrington@theruthgroup.com

sephraim@theruthgroup.com

Media

Jason Rando

(646) 536-7025

jrando@theruthgroup.com

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